UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2009

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 29, 2009, The Mosaic Company (the “Company”) entered into an unsecured three-year revolving credit facility of up to $500 million with Wells Fargo Bank, National Association, as Administrative Agent, and certain other lenders (the “Mosaic Credit Facility”). The revolving credit facility is available for revolving credit loans, swing line loans of up to $20 million and letters of credit of up to $200 million. The Mosaic Credit Facility replaces a prior senior secured credit facility entered into on February 18, 2005, as amended and restated as of December 1, 2006, as amended, by the Company and certain of its subsidiaries with JPMorgan Chase Bank, N.A., as Administrative Agent, and certain other lenders that consisted of a revolving facility of up to $450 million (the “Prior Credit Facility”). The Prior Credit Facility and related security interests were terminated contemporaneously with the Company’s entry into the Mosaic Credit Facility. Letters of credit outstanding under the Prior Credit Facility in the amount of approximately $21.9 million became letters of credit under the Mosaic Credit Facility and utilize a portion of the revolving credit facility. All other borrowings under the Prior Credit Facility, consisting of term loans in an aggregate principal amount of approximately $13.0 million, were repaid by the Company from general corporate funds on July 27, 2009. As of the date hereof, no borrowings are outstanding under the Mosaic Credit Facility, and the net amount available for borrowing is approximately $478.1 million. Commitment fees accrue at a rate of 0.50% on unused amounts under the revolving credit facility.

The maturity date of the Mosaic Credit Facility is July 29, 2012.

The obligations under the Mosaic Credit Facility are guaranteed by substantially all of the Company’s domestic subsidiaries that are involved in operating activities, the Company’s subsidiaries that own and operate the Company’s potash mines at Belle Plaine and Colonsay, Saskatchewan, Canada, and intermediate holding companies through which the Company owns the guarantors. Subsidiaries that are not guarantors generally are other foreign subsidiaries, insignificant domestic subsidiaries and other domestic subsidiaries that are not directly engaged in operating activities.

The Mosaic Credit Facility has cross-default provisions that, in general, provide that a failure to pay principal or interest under any one item of other indebtedness in excess of $50 million or $75 million for multiple items of other indebtedness, or breach or default under such indebtedness that permits the holders thereof to accelerate the maturity thereof, will result in a cross-default.

The Mosaic Credit Facility requires the Company to maintain certain financial ratios, including a maximum ratio of Total Debt to EBITDA (as defined) as well as a minimum Consolidated Net Worth (as defined) of at least $6.2 billion plus 25% of Consolidated Net Income (as defined) for each fiscal quarter beginning with the fiscal quarter ending August 31, 2009. These covenants effectively limit the amount of dividends and other distributions on the Company’s common stock. At May 31, 2009, the amount that would have been available under these covenants for dividends and other distributions was approximately $2.3 billion.

The Mosaic Credit Facility also contains other events of default and covenants that limit various matters. These event of default include limitations on indebtedness, liens, investments and acquisitions (other than capital expenditures), certain mergers, certain asset sales outside the ordinary course of business and other matters customary for credit facilities of this nature.

Item 3.03	Material Modification to Rights of Security Holders

The material in Item 2.03 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: August 4, 2009	By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Executive Vice President, General Counsel and Corporate Secretary